UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 21, 2021

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2021, the Board of Directors (the “Board”) of Green Plains Inc. (the “Company”), as part of a Board refreshment and diversity initiative, approved reducing its board size from 11 to 9 members by the 2022 annual stockholders meeting, and to 8 members by the 2023 annual stockholders meeting. As part of this process, the Board is also committed to add further diversity to the Board prior to the 2022 annual meeting. In connection with the process, the following events occurred:

Resignation of Gordon Glade. On July 26, 2021, Gordon Glade notified the Chairman of the Board of his resignation from the Board effective immediately to assist in facilitating the Board’s process. “I want to thank Gordon for resigning to help advance the goal of diversity and refreshment. Gordon has been a key member of our Board for 13 years and we appreciate everything he has done for Green Plains,” said Wayne Hoovestol, Chairman of the Board.

Retirement of Tom Manuel. On July 26, 2021, Tom Manuel notified the Chairman of the Board of his retirement from the Board effective immediately to also assist in facilitating the Board’s refreshment process. “I want to thank Tom for the time and effort he has put into Green Plains over the past 6 years. We wish Tom the very best for the future, and thank him for all he has done,” said Wayne Hoovestol, Chairman of the Board.

Appointment of Martin Salinas. The Board of Directors appointed Martin Salinas to the Board and as Audit Committee chairman, effective July 26, 2021. Mr. Salinas was appointed a member of the board of directors of Green Plains Holdings LLC (“Holdings”) in July 2018, and as part of this appointment, he has resigned from the board of directors of Holdings effectively immediately. Mr. Salinas served as a member the Holdings’ Audit and Conflict Committees. Most recently, Mr. Salinas served as chief financial officer of Energy Transfer Partners, LP, one of the largest publicly traded master limited partnerships, from 2008 to 2015. Prior to that, he was their controller and vice president of finance from 2004 to 2008. Mr. Salinas began his career at KPMG after earning a bachelor’s degree in Business Administration in Accounting from the University of Texas in San Antonio. He is also a member of the Texas Society of Certified Public Accountants and advisory council member of the University of Texas, San Antonio School of Business.

Mr. Salinas’ term will expire at the 2022 annual meeting. There are no arrangements or understandings between Mr. Salinas and any other person pursuant to which Mr. Salinas was appointed to the Board, or transactions in which Mr. Salinas has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Salinas will participate in the standard compensation program for the Company’s non-employee directors, described on pages 38 through 39 of the Company’s definitive Proxy Statement for its 2021 annual meeting of stockholders (filed with the Securities and Exchange Commission on March 26, 2021), and his compensation will be prorated to reflect the commencement date of his service on the Board.

Item 7.01. Regulation FD Disclosure.

Attached as Exhibit 99.1 to this Current Report on Form 8-K is a copy of the Company’s press release dated July 26, 2021. The press release is incorporated by this reference and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated July 26, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2021	Green Plains Inc. By: /s/ Michelle Mapes Michelle Mapes Chief Legal & Administration Officer and Corporate Secretary